Exhibit 99.1

Contacts:

Media: 703.469.1004 or media@arlingtonasset.com

Investors: Kurt Harrington at 703.469.1080 or ir@arlingtonasset.com

Arlington Asset Investment Corp.

Announces Shareholder Rights Plan and Reports Results of Annual

Shareholders’ Meeting

ARLINGTON, VA, June 5 — Friedman, Billings, Ramsey Group, Inc. (d/b/a Arlington Asset Investment Corp.) (NYSE: FBR) (the “Company”) announced today a number of corporate actions resulting primarily from its Annual Shareholders’ meeting held June 1, 2009. The shareholders approved all proposals included in the Proxy Statement dated April 30, 2009. Therefore, effective June 10, 2009 the Company will:

•	Change its name to Arlington Asset Investment Corp., and
•	Begin trading on the NYSE under the trading symbol “AI”

Furthermore, effective today, the Company is also implementing a Shareholder Rights Plan designed to preserve the value of certain tax assets.

New Corporate Direction

These actions are in furtherance of the strategic shift the Company initiated by recently selling its control position in FBR Capital Markets Corporation. The completion of the sale partially monetized Arlington’s investment in FBR Capital Markets. The Company plans to deploy the net cash proceeds for investments that offer current income as well as capital appreciation potential, and which may utilize the Company’s net operating loss carry-forwards (“NOLs”) and net capital loss carry-forwards (“NCLs”). The Company expects the investments to include non-agency residential mortgage-backed securities and residential mortgage-backed securities guaranteed by a U.S. Government agency or U.S. Government-sponsored entity, among others. The Company may also consider opportunities for financial service operating businesses potentially in the form of a bank charter, and will seek to continue strengthening its balance sheet by converting long-term debt to equity through the extinguishment of the remaining $50 million of Trust Preferred securities at a discount to face value.

As of March 31, 2009, after giving effect to the recently completed sale of half its FBR Capital Markets stock position, the Company’s Net Book Value per share would have been $92.2 million or $.60 per share. This adjusted book value reflects the remaining 16.7 million shares of FBR Capital Markets at $4.35 per share, the closing price on May 20, 2009 when the transaction was completed.

Shareholder Rights Plan

The Company’s Board of Directors has adopted a shareholder rights plan (the “Rights Plan”)

designed to preserve shareholder value and the value of certain tax assets primarily associated with NOLs, NCLs and built-in losses under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended.

The Company plans to submit the continuation of the Rights Plan to a shareholder vote within the next 12 months, and the failure to obtain this approval will result in automatic termination of the Rights Plan. The Rights Plan will continue in effect until June 4, 2019, unless it is terminated or redeemed earlier by the Board of Directors. Shareholders of record as of June 5, 2009 will be mailed a summary of the Rights Plan.

The Company’s ability to use its NOLs, NCLs and built-in losses would be limited if there was an “ownership change” under Section 382 of the Internal Revenue Code. This would occur if shareholders owning (or deemed under Section 382 to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

The shareholder rights plan protects the interests of all shareholders by reducing the likelihood that the Company will lose the potential tax benefits associated with its NOLs, NCLs and built-in losses under Section 382. The Rights Plan was not adopted for defensive or anti-takeover purposes and it will terminate if and when the Board determines that no tax benefits may be carried forward.

Under the Rights Plan, one right will be distributed for each share of Class A common stock and Class B common stock of the Company outstanding as of the close of business on June 5, 2009. After the close of business on June 5, 2009, if any person or group acquires 4.9% or more of the outstanding shares of the Company’s Class A common stock without the approval of the Board of Directors, there would be a triggering event that could cause significant dilution in the voting power and economic interests of such person or group. However, shareholders who own 4.9% or more of the outstanding shares of Class A common stock at the close of business on June 5, 2009, will trigger a dilutive event only if they acquire additional shares. The Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered.

Arlington Asset Investment Corp. is located in the Washington, D.C. metropolitan area. For more information on the Company, please visit our new website www.arlingtonasset.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “potential” or “anticipates” or the negative of those words or other comparable terminology. Such statements include, but are not limited to, those relating to the Company’s strategic and investment objectives, corporate name change and implementation of the Rights Plan. You should be aware that a number of important factors could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the Company’s ability to make investments that meet its investment criteria and implement on its new direction, the ability to strengthen its balance sheet and convert long-term debt to equity, the impact of an “ownership change” as described above on the Company’s ability to utilize its NOLs and NCLs, the ability to generate taxable income that would allow the Company to utilize its NOLs and NCLs and whether the Rights Plan will be effective in dissuading investors from effecting an “ownership change”. We will not necessarily update the information presented in this press release if any of these forward-looking statements turn out to be inaccurate. For a more detailed discussion of the risks affecting our business, see our Annual Report on Form 10-K for the year ended December 31, 2008, including the section entitled “Risk Factors” in that report, and any other reports or documents we file with the SEC from time to time.